Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports First Quarter 2019 Financial Results

Net Income of $374 million, $0.92 EPS, $0.80 Adjusted EPS1

First Quarter Results

PRE-TAX INCOME	RETURN ON EQUITY	COMMON SHAREHOLDER EQUITY
$486 million	11.1%	$34.27/share

CORE PRE-TAX INCOME[1]	CORE ROTCE[1]	ADJUSTED TANGIBLE BOOK VALUE[1]
$423 million	10.9%	$31.42/share

QUARTERLY HIGHLIGHTS	• EPS of $0.92, up 62% YoY; Adjusted EPS[1] of $0.80, up 17% YoY
• ROE of 11.1%, up 357 basis points (“bps”) YoY; Core ROTCE[1] of 10.9%, up 37 bps YoY
• Total Net Revenue of $1.6 billion, up 14% YoY; Adjusted Total Net Revenue[1] of $1.5 billion, up 5% YoY
• Consolidated net charge-off rate of 0.73%, down 11 bps YoY
• Consumer auto originations of $9.2 billion sourced from 3.2 million applications
– Estimated retail auto originated yield[1] of 7.56%, up 108 bps YoY
– Retail auto net charge-off rate of 1.32%, down 15 bps YoY
• Total deposits up $15.9 billion YoY to $113.3 billion
– Retail deposits of $95.4 billion, up $6.3 billion QoQ and up 17% YoY
– Total retail deposit customers of 1.8 million, up 120 thousand QoQ and up 20% YoY
• Corporate Finance held-for-investment balances up 17% YoY
• Partnership with Better.com to enhance digital mortgage origination experience
• Board authorization for up to $1.25 billion share repurchase program[2] from 3Q 19 through 2Q 20

Ally Chief Executive Officer Jeffrey Brown commented on the financial results:

“We continued to execute along our strategic path in the first quarter, leveraging the strength of our powerful auto and deposit franchises to deliver solid financial results while building momentum in our growth businesses and digital product offerings.”

“For the second consecutive quarter, our deposits business delivered the strongest retail deposit balance growth and customer growth since the inception of Ally Bank. Retail deposits increased $6.3 billion to $95.4 billion driven by the addition of 120 thousand new customers during the quarter. Our $113.3 billion of total deposits represent 70% of our funding profile[3], an impressive accomplishment for a digital deposit franchise founded only 10 years ago.”

“Our auto business posted strong risk-adjusted returns as we leveraged our dealer relationships and national scale to deliver $9.2 billion of consumer originations at an estimated retail auto originated yield[1] of 7.56%, up 108 bps year-over-year. The short duration of our auto portfolio and our success in maintaining strong yields on new originations have resulted in consistent expansion of retail auto portfolio yield, which increased 57 bps year-over-year to 6.47%. At the same time, credit performance within our portfolio has been strong, with the retail auto net charge-off rate down 15 bps year-over-year.”

“In March, we received board authorization to repurchase up to $1.25 billion of our common stock over the four-quarter period beginning in 3Q 19, representing a 25% increase relative to our current share buyback program. Repurchasing our common stock remains an efficient use of capital and an important driver of improved shareholder returns.”

“Our strong results in the first quarter position us favorably for the rest of 2019 and I’m excited to build on the momentum in both our core and growth businesses as we continue to build the leading digital bank.”

[1]

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Adjusted Efficiency Ratio, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document.

[2]

Actions in connection with the repurchase program will be subject to various factors, including Ally’s capital and liquidity positions, regulatory and accounting considerations (including Accounting Standards Update 2016-13, Financial Instruments—Credit Losses, commonly known as CECL), Ally’s financial and operational performance, alternative uses of capital, the trading price of Ally’s common stock, and market conditions. The repurchase program does not obligate Ally to acquire a specific dollar amount or number of shares and may be extended, modified, or discontinued at any time.

[3]	Excluding Core OID Balance

Discussion of First Quarter Results

Net income attributable to common shareholders was $374 million in the quarter, compared to net income attributable to common shareholders of $250 million in the first quarter of 2018, driven by higher net financing revenue and higher other revenue, including an increase in the change in fair value of equity securitiesA, partially offset by higher provision for loan losses and higher noninterest expense.

Net financing revenue improved to $1,132 million, up $83 million from a year ago, driven by deposit growth and liability mix shift, balance sheet growth, and higher retail auto and commercial auto portfolio yields, partially offset by higher funding costs. Net financing revenue was $8 million lower quarter-over-quarter largely due to lower day count in the first quarter.

Other revenue increased $112 million year-over-year, primarily due to a $110 million year-over-year increase in the change in fair value of equity securitiesA. Other revenue, excluding the change in fair value of equity securitiesA, increased $2 million year-over-year.

NIM of 2.67%, including Core OIDB of 2 bps, increased 3 bps year-over-year. Excluding Core OIDB, NIM was 2.69%, unchanged year-over-year.

Provision for loan losses increased $21 million year-over-year to $282 million primarily due to increased reserves within Corporate Finance.

Noninterest expense increased $16 million year-over-year, driven primarily by costs associated with the continued growth of our consumer and commercial product suite, including digital and technological capabilities, as well as higher marketing costs.

A

Adjusted Other Revenue is a non-GAAP financial measure that adjusts GAAP Other Revenue for the change in fair value of equity securities due to the implementation of ASU 2016-01, which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity.

B	Represents a non-GAAP financial measure. Refer to definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

First Quarter Financial Results

				Increase/(Decrease) vs.

($ millions except per share data)	1Q 19	4Q 18	1Q 18	4Q 18	1Q 18

Net Financing Revenue (excluding Core OID)[1]	$1,139	$1,163	$1,069	$(25)	$70

Core OID	(7)	(23)	(20)	17	13

(a) Net Financing Revenue (as reported)	1,132	1,140	1,049	(8)	83

Other Revenue (excluding Change in Fair Value of Equity Securities)[2]	396	393	394	3	2

Change in Fair Value of Equity Securities[2]	70	(95)	(40)	165	110

(b) Other Revenue (as reported)	466	298	354	168	112

(c) Provision for Loan Losses	282	266	261	16	21

(d) Noninterest Expense	830	804	814	26	16

Pre-Tax Income from Continuing Operations (a+b-c-d)	$486	$368	$328	$118	$158

Income Tax Expense	111	79	76	32	35

(Loss) / Income from Discontinued Operations, Net of Tax	(1)	1	(2)	(2)	1

Net Income	$374	$290	$250	$84	$124

	1Q 19	4Q 18	1Q 18	4Q 18	1Q 18

GAAP EPS (diluted)	$0.92	$0.70	$0.57	$0.22	$0.35

Discontinued Operations, Net of Tax	0.00	(0.00)	0.00	0.00	(0.00)

Core OID, Net of Tax	0.01	0.04	0.04	(0.03)	(0.02)

Change in Fair Value of Equity Securities, Net of Tax	(0.14)	0.18	0.07	(0.32)	(0.21)

Adjusted EPS[3]	$0.80	$0.92	$0.68	$(0.12)	$0.12

Core ROTCE[3]	10.9%	13.4%	10.6%

Adjusted Efficiency Ratio[3]	48.9%	46.9%	50.1%

Effective Tax Rate	22.8%	21.5%	23.2%

(1)	Represents a non-GAAP financial measure. Adjusted for Core OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(2)

Represents a non-GAAP financial measure. Adjusted for change in the fair value of equity securities due to the implementation of ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Pre-Tax Income by Segment

				Increase/(Decrease) vs.
($ millions)	1Q 19	4Q 18	1Q 18	4Q 18	1Q 18

Automotive Finance	$329	$335	$268	$(6)	$61

Insurance	145	(13)	27	158	118

Dealer Financial Services	$474	$322	$295	$152	$179

Corporate Finance	13	21	29	(8)	(16)

Mortgage Finance	13	15	8	(2)	5

Corporate and Other	(14)	10	(4)	(24)	(10)

Pre-Tax Income from Continuing Operations	$486	$368	$328	$118	$158

Core OID[1]	7	23	20	(17)	(13)

Change in Fair Value of Equity Securities[2]	(70)	95	40	(165)	(110)

Core Pre-Tax Income[3]	$423	$486	$388	$(63)	$35

(1)

Core OID for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

(2)

Change in fair value of equity securities impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)

Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for Core OID and equity fair value adjustments related to ASU 2016-01. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance

Pre-tax income of $329 million was $61 million higher year-over-year. Results reflect higher net financing revenue and higher other revenue partially offset by higher noninterest expense and modestly higher provision for loan losses.

Net financing revenue was $71 million higher year-over-year primarily due to higher retail auto and commercial auto yields and higher retail auto balances. Retail auto portfolio yield increased 57 bps year-over-year to 6.47% while commercial auto portfolio yield increased 89 bps year-over-year to 4.80%.

Provision for loan losses was $3 million higher year-over-year driven by a higher reserve release in the prior year period more than offsetting lower retail auto net charge-offs. The retail auto net charge-off rate declined 15 bps year-over-year to 1.32%.

Consumer auto originations were down $0.3 billion year-over-year at $9.2 billion, which included $5.2 billion of used retail volume, or 56% of total originations, $3.1 billion of new retail volume, and $0.9 billion of leases.

End of period auto earning assets increased $0.7 billion year-over-year to $115.6 billion. End of period consumer auto earning assets were up $2.0 billion year-over-year driven by growth in the retail auto portfolio. End of period commercial earning assets of $35.7 billion were $1.2 billion lower year-over-year while commercial average daily balance was up $0.1 billion year-over-year to $35.6 billion.

Insurance

Pre-tax income of $145 million was $118 million higher year-over-year, primarily due to a $100 million year-over-year increase in the change in fair value of equity securitiesC. Core pre-tax incomeD was $80 million in the quarter, up $18 million versus the prior year period, due to higher investment income, lower weather losses and higher earned premiums.

Written premiums were up $30 million year-over-year at $305 million driven by increases across all products and continued momentum from the Growth channelE.

Total investment income was up $9 million year-over-year at $42 million due to higher realized gains, excluding a $65 million increase in the fair value of equity securities during the quarterC.

C ASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

D Represents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

E Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Corporate Finance

Pre-tax income was $13 million in the quarter, compared to $29 million in the prior year period, as higher net financing revenue and an increase in the change in fair value of equity securitiesC was more than offset by higher provision for loan losses, lower other revenue and higher noninterest expense.

Net financing revenue increased $8 million year-over-year to $54 million, driven by strong loan growth. The held-for-investment portfolio increased 17% year-over-year from $4.3 billion to $5.0 billion.

Provision for loan losses was up $23 million year-over-year primarily due to increased reserves associated with two credits. Nonaccrual loans were below historical average at quarter-end.

Mortgage Finance

Pre-tax income was $13 million in the quarter, compared to $8 million in the prior year period. Net financing revenue was up $7 million year-over-year to $50 million, with the held-for-investment portfolio up 27% in the past year driven primarily by bulk mortgage purchases.

Noninterest expense increased $3 million year-over-year primarily due to asset growth.

Provision for loan losses was flat year-over-year driven primarily by strong credit performance.

Direct-to-consumer originations totaled $0.4 billion in the quarter.

C ASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

Capital, Liquidity & Deposits

Capital

Ally paid a $0.17 per share quarterly common dividend and completed $211 million of share repurchases in the first quarter, including shares withheld to cover income taxes owed by participants related to share-based incentive plans. Ally’s Board of Directors authorized a new share repurchase programF permitting the company to repurchase up to $1.25 billion of the company’s common stock from time to time from the third quarter of 2019 through the second quarter of 2020. Additionally, Ally’s Board of Directors approved a $0.17 per share common dividend for the second quarter of 2019.

Preliminary fully phased-in Basel III Common Equity Tier 1 (CET1) capital ratioG increased from 9.1% to 9.3% quarter-over-quarter, primarily due to strong earnings and continued deferred tax asset utilization.

Liquidity & Funding

Consolidated cash and cash equivalents totaled $4.0 billion at quarter-end compared to $4.5 billion at the end of the fourth quarter. Ally had $0.75 billion of institutional unsecured debt maturities in the quarter.

U.S. auto term securitizations totaled $1.0 billion in the quarter.

At quarter-end, 90% of Ally’s total assets were funded at Ally Bank, up from 84% a year ago.

Deposits represented 70% of Ally’s funding portfolio at quarter-end, excluding Core OID balance, improving from 64% a year ago.

Deposits

Retail deposits increased to $95.4 billion at quarter-end, up $13.8 billion year-over-year and up a record $6.3 billion for the quarter, reflecting the second consecutive quarter of record retail deposit balance growth. Total deposits increased to $113.3 billion at quarter-end, up $15.9 billion year-over-year.

The average retail portfolio deposit rate was 2.14% for the quarter, up 69 bps year-over-year and up 21 bps quarter-over-quarter. Ally’s cumulative retail portfolio deposit beta from the third quarter of 2015 through the first quarter of 2019 was 44%.

Ally’s retail deposit customer base grew 20% year-over-year, totaling 1.77 million customers at quarter-end, while adding 120 thousand customers during the quarter, the highest quarterly customer growth since the inception of Ally Bank. Average customer balance ended the quarter at $54.0 thousand. Millennials continue to comprise the largest generation segment of new customers, accounting for 59% of new customers in the first quarter.

F Actions in connection with the repurchase program will be subject to various factors, including Ally’s capital and liquidity positions, regulatory and accounting considerations (including Accounting Standards Update 2016-13, Financial Instruments—Credit Losses, commonly known as CECL), Ally’s financial and operational performance, alternative uses of capital, the trading price of Ally’s common stock, and market conditions. The repurchase program does not obligate Ally to acquire a specific dollar amount or number of shares and may be extended, modified, or discontinued at any time.

G Fully phased-in Basel III CET1 is a non-GAAP financial measure which Ally believes is important to the reader of the Consolidated Financial Statements, but which is supplemental to and not a substitute for GAAP measures. This measure is used by management and we believe is useful to investors in assessing the company’s capital. Ally’s preliminary Basel III Common Equity Tier 1 capital ratio, reflective of transition provisions, is 9.3%. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release for details and calculation methodology.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, and (3) excludes equity fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Insurance segment expense and rep and warrant expense. In the denominator, total net revenue is adjusted for Insurance segment revenue and Core OID. See Reconciliation to GAAP on page 8 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of deferred tax liabilities (DTLs) and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered. In December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in the future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Common Equity Tier 1 (CET1) Capital Fully Phased-In: Under the Basel III regulatory framework as adopted in the United States, banking organizations like the company are required to comply with a minimum ratio of common equity tier 1 capital to risk-weighted assets (CET1 Capital Ratio). Common equity tier 1 capital generally consists of common stock (plus any related surplus and net of any treasury stock), retained earnings, accumulated other comprehensive income, and minority interests in the common equity of consolidated subsidiaries, subject to specified conditions and adjustments. The obligation to comply with the minimum CET1 Capital Ratio is subject to ongoing transition periods and other provisions under Basel III. Management believes that both the transitional CET1 Capital Ratio and the fully phased-in CET1 Capital Ratio are helpful to readers in evaluating the company’s capital utilization and adequacy in absolute terms and relative to its peers. The fully phased-in CET1 Capital Ratio is a non-GAAP financial measure that is reconciled to the transitional CET1 Capital Ratio on page 7.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income attributable to common shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, and tax-effected changes in equity investments measured at fair value. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) amortization expense is a non-GAAP financial measure for OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for any discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, and fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. The revenue and expense activity associated with Ally Invest is included within the Corporate and Other segment.

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period.

Growth channel for Insurance includes all non-GM volume.

Net Financing Revenue (excluding OID) excludes Core OID.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core return on tangible common equity (Core ROTCE), tangible common equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

U.S. Consumer Auto Originations

New Retail – standard and subvented rate new vehicle loans	Used Retail – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers and direct-to-consumer loans	Lease – new vehicle lease originations

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		1Q 19	4Q 18	1Q 18

GAAP Net Income Attributable to Common Shareholders		$374	$290	$250

Discontinued Operations, Net of Tax		1	(1)	2

Core OID		7	23	20

Change in Fair Value of Equity Securities		(70)	95	40

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18, 35% prior)		13	(25)	(13)

Core Net Income Attributable to Common Shareholders	[a]	$325	$382	$300

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	405,959	414,750	438,931

Adjusted EPS	[a] ÷ [b]	$0.80	$0.92	$0.68

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		1Q 19	4Q 18	1Q 18

GAAP Net Income Attributable to Common Shareholders		$374	$290	$250

Discontinued Operations, Net of Tax		1	(1)	2

Core OID		7	23	20

Change in Fair Value of Equity Securities		(70)	95	40

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18, 35% prior)		13	(25)	(13)

Core Net Income Attributable to Common Shareholders	[a]	$325	$382	$300

Denominator (2-period average, $ billions)

GAAP Shareholder’s Equity		$13.5	$13.2	$13.3

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(0.3)	(0.3)	(0.3)

Tangible Common Equity		$13.2	$12.9	$13.0

Core OID Balance		(1.1)	(1.1)	(1.2)

Net Deferred Tax Asset (DTA)		(0.2)	(0.4)	(0.5)

Normalized Common Equity	[b]	$11.9	$11.4	$11.3

Core Return on Tangible Common Equity	[a] ÷ [b]	10.9%	13.4%	10.6%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		1Q 19	4Q 18	1Q 18

GAAP Common Shareholder’s Equity		$13.7	$13.3	$13.1

Goodwill and Identifiable Intangible Assets, Net of DTLs		(0.3)	(0.3)	(0.3)

Tangible Common Equity		13.4	13.0	12.8

Tax-effected Core OID Balance (21% starting in 4Q17, 35% prior)		(0.9)	(0.9)	(0.9)

Adjusted Tangible Book Value	[a]	$12.6	$12.1	$11.9

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	399,761	404,900	432,691

Metric

GAAP Common Shareholder’s Equity per Share		$34.3	$32.8	$30.2

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(0.7)	(0.7)	(0.7)

Tangible Common Equity per Share		$33.6	$32.1	$29.6

Tax-effected Core OID Balance (21% starting in 4Q17, 35% prior) per Share		(2.1)	(2.1)	(2.1)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$31.4	$29.9	$27.4

Regulatory Capital – Basel III transition to fully phased-in ($billions)

Numerator		1Q 19	4Q 18	1Q 18

Common Equity Tier 1 Capital	[a]	$13.6	$13.4	$13.1

Denominator

Risk-weighted Assets (Transition)		$145.9	$146.6	$141.2

DTAs Arising from Temporary Differences that Could Not Be Realized Through NOL, Net of VA and Net of DTLs Phased-in During Transition		0.1	0.2	0.3

Risk-weighted Assets (Fully Phased-in)	[b]	$146.1	$146.8	$141.6

Metric

Common Equity Tier 1 (Transition)		9.3%	9.1%	9.3%

Common Equity Tier 1 (Fully Phased-in)	[a] ÷ [b]	9.3%	9.1%	9.2%

Original Issue Discount Amortization Expense ($ millions)	1Q 19	4Q 18	1Q 18

Core Original Issue Discount (Core OID) Amortization Expense (excl. accelerated OID)	$7	$23	$20

Other OID	3	2	4

GAAP Original Issue Discount Amortization Expense	$10	$26	$24

Outstanding Original Issue Discount Balance ($ millions)	1Q 19	4Q 18	1Q 18

Core Outstanding Original Issue Discount Balance (Core OID Balance)	$(1,085)	$(1,092)	$(1,158)

Other Outstanding OID Balance	(39)	(43)	(53)

GAAP Outstanding Original Issue Discount Balance	$(1,125)	$(1,135)	$(1,211)

Adjusted Efficiency Ratio

Numerator ($ millions)		1Q 19	4Q 18	1Q 18

GAAP Noninterest Expense		$830	$804	$814

Rep and Warrant Expense		-	1	0

Insurance Expense		(227)	(215)	(231)

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$603	$590	$583

Denominator ($ millions)

Total Net Revenue		$1,598	$1,438	$1,403

Core OID		7	23	20

Insurance Revenue		(372)	(202)	(258)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,233	$1,259	$1,165

Adjusted Efficiency Ratio	[a] ÷ [b]	48.9%	46.9%	50.1%

Net Financing Revenue (ex. Core OID)

($ millions)		1Q 19	4Q 18	1Q 18

GAAP Net Financing Revenue		$1,132	$1,140	$1,049

Core OID		7	23	20

Net Financing Revenue (ex. Core OID)	[a]	$1,139	$1,163	$1,069

Adjusted Other Revenue

($ millions)		1Q 19	4Q 18	1Q 18

GAAP Other Revenue		$466	$298	$354

Change in Fair Value of Equity Securities		(70)	95	40

Adjusted Other Revenue	[b]	$396	$393	$394

Adjusted Total Net Revenue

($ millions)		1Q 19	4Q 18	1Q 18

Adjusted Total Net Revenue	[a] + [b]	$1,535	$1,556	$1,463

Insurance Non-GAAP Walk to Core Pre-Tax Income

	1Q 2019				1Q 2018

($ millions) Insurance	GAAP	Core OID & Repositioning Items	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Core OID & Repositioning Items	Change in the fair value of equity securities	Non-GAAP[1]

Premiums, Service Revenue Earned and Other	$265	$-	$-	$265	$260	$-	$-	$260

Losses and Loss Adjustment Expenses	59	-	-	59	63	-	-	63

Acquisition and Underwriting Expenses	168	-	-	168	168	-	-	168

Investment Income and Other	107	-	(65)	42	(2)	-	35	33

Pre-Tax Income from Continuing Operations	$145	$-	$(65)	$80	$27	$-	$35	$62
[1]Non-GAAP line items walk to Core pre-tax income, a non-GAAP financial measure that adjusts pre-tax income.

Additional Financial Information

For additional financial information, the first quarter 2019 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial-services company with $180.1 billion in assets as of March 31, 2019. As a customer-centric company with passionate customer service and innovative financial solutions, we are relentlessly focused on “Doing it Right” and being a trusted financial-services provider to our consumer, commercial, and corporate customers. We are one of the largest full-service automotive-finance operations in the country and offer a wide range of financial services and insurance products to automotive dealerships and consumers. Our award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage-lending services and a variety of deposit and other banking products, including savings, money-market, and checking accounts, certificates of deposit (CDs), and individual retirement accounts (IRAs). We also support the Ally CashBack Credit Card. Additionally, we offer securities-brokerage and investment-advisory services through Ally Invest. Our robust corporate finance business offers capital for equity sponsors and middle-market companies.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as statements about the outlook for various financial and operating metrics and statements about future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2018, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts.

Contacts:
Daniel Eller	LaToya Evans
Ally Investor Relations	Ally Communications (Media)
704-444-5216	980-312-8471
daniel.eller@ally.com	latoya.evans@ally.com